Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-138787 of North American Technologies Group, Inc. of our report dated June 12, 2009 with respect to the consolidated balance sheets as of September 28, 2008 and September 30, 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended September 28, 2008 and September 30, 2007.

/s/ KBA Group LLP

KBA Group LLP

Dallas, Texas

June 12, 2009